 Exhibit 99.1

Company Contact:	Investor Contact:
Gordon (Sangster (gsangster@micruscorp.com)	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lipper/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100

MICRUS ENDOVASCULAR REPORTS FISCAL THIRD QUARTER
FINANCIAL RESULTS

Worldwide Revenues Increase 10% Exclusive of Japan; Net Loss Narrows
Revises Fiscal 2009 Revenue Guidance

SAN JOSE, Calif. (February 5, 2009) – Micrus Endovascular Corporation (Nasdaq: MEND) today reported financial results for the three and nine months ended December 31, 2008.

Following are key revenue results from the third quarter of fiscal 2009, compared with the third quarter of fiscal 2008:

•
Total revenues were unchanged at $18.3 million; the third quarter of fiscal 2008 included initial shipments of stretch-resistant microcoils to the Company’s distributor in Japan following their regulatory approval.

•	Worldwide revenues increased 10%, excluding sales to Japan in both periods.
•	Revenues from the Americas increased 19% to $10.8 million; this includes a 25% increase in revenues from the U.S.
•	Revenues from Europe decreased 7% to $5.7 million; in constant currencies, revenues from Europe increased 2%.
•	Revenues from Asia Pacific decreased to $1.9 million from $3.2 million, reflecting higher sales to the Company’s distributor in Japan in the comparable prior year period as mentioned above.

The net loss for the third quarter of fiscal 2009 was $2.3 million, or $0.15 per share on 15.7 million weighted-average shares outstanding, and included $1.2 million, or $0.08 per share, of non-cash stock-based compensation expense.  The net loss for the third quarter of fiscal 2008 was $5.7 million, or $0.37 per share on 15.5 million weighted-average shares outstanding, and included $1.3 million, or $0.09 per share, of non-cash stock-based compensation expense.

Fiscal Third Quarter and Recent Highlights
•	Worldwide launch of our DeltaPaq™ microcoils, which represented 8% of third quarter revenues.
•
Beta launch of the first Ascent™ balloon catheter, with the full Ascent balloon catheter family expected to be introduced in the first half of the calendar year.  The introduction of the Ascent balloon catheter marks another incremental revenue opportunity for Micrus in the non-embolic segment.

•	Sales of non-embolic products during the third quarter of fiscal 2009 were over 7% of total revenues.

•
Completed enrollment in the 500-patient prospective, randomized Cerecyte® Coil Trial comparing Micrus’ bioactive coils with bare platinum coils.  This landmark trial is being led by University of Oxford interventional neuroradiologist Dr. Andrew J. Molyneux, and study results are expected to be submitted to a peer-reviewed journal in 2010.

•
Completed enrollment in the Company’s Cerecyte Microcoil Registry, a non-randomized, U.S. multi-center registry designed to document the clinical and angiographic outcomes of intracranial aneurysms treated with Micrus’ bioactive Cerecyte microcoils, with patient outcomes assessed one year after treatment.

•	Set a quarterly record in Japan for the number of Micrus microcoils used in procedures.

“Fiscal third quarter revenues were negatively impacted by foreign currency exchange rates, most notably the weakening of the British Pound against the U.S. Dollar. Non-embolic products sales for the quarter grew to a record 7% of total revenues for the Company, driven primarily by the introduction of our Neuropath® guide catheter.  The sales contribution of our non-embolic products is expected to accelerate due to the launch of the first product in our balloon catheter family and a new guidewire next quarter,” said John Kilcoyne, Chairman and CEO of Micrus.  “Also, we benefited from reduced operating expenses during the quarter as a result of improved expense monitoring and controls, which helped to narrow our net loss.

“New products continue to represent an important component of our growth strategy, with 26% of third quarter sales coming from products introduced in the past 24 months,” he added.  “Among these, our Cashmere™ line of softer microcoils represented 15% of the quarter’s total revenues.  We are also pleased with the strong reception for our newly launched DeltaPaq microcoil system, which comprised 8% of third quarter revenues.  The DeltaPaq features an innovative technology that is designed to achieve greater packing density compared with conventional microcoils. With the launch of the Ascent balloon catheter, new guidewire and the Neuropath guide catheter, we continue to execute on our strategy of expanding our non-embolic product offering, potentially enabling us to capture a significantly greater portion of hemorrhagic procedure revenues.”

Fiscal Third Quarter Financial Results
Gross margin for the third quarter of fiscal 2009 was 74%, compared with 72% in the third quarter of fiscal 2008.  The increase was primarily due to a higher proportion of sales to direct customers compared with sales to distributors.

Research and development expenses for the third quarter of fiscal 2009 were $2.4 million, compared with $5.6 million for the comparable prior year period.  The decrease was mainly due to a $3.0 million charge for in-process research and development in connection with the acquisition of ReVasc Technologies, Inc. in the third quarter of fiscal 2008.

Sales and marketing expenses for the third quarter of fiscal 2009 were $6.9 million, compared with $7.4 million for the third quarter of fiscal 2008.  The decrease was mainly due to lower personnel costs and a decrease in consulting fees, partially offset by higher costs associated with new product launches.

General and administrative expenses for the third quarter of fiscal 2009 were $5.9 million, compared with $6.2 million for the comparable prior year period.  The decrease is primarily due to lower legal fees resulting from the settlement of the patent litigation with Boston Scientific and the conclusion of the U.S. Department of Justice monitorship, partially offset by an increase in personnel costs.

Other expense, net, of $1.0 million for the third quarter of fiscal 2009 was primarily due to foreign exchange losses arising from the remeasurement of foreign currency transactions.  This represents a decrease of $1.1 million compared with $67,000 of other income, net, for the third quarter of fiscal 2008.

Year-to-Date Financial Results
For the nine months ended December 31, 2008, revenues increased 16% to $57.4 million from $49.5 million in the comparable prior year period, reflecting higher sales of both embolic and non-embolic products.  Gross margin decreased from 76% to 74% for the first nine months of fiscal 2009 due to higher sales to distributors at lower margins, primarily in Japan and Latin America.  Operating expenses for the first nine months of fiscal 2009 were $53.1 million, compared with $49.3 million in the prior year period.  The increase is primarily due to the settlement costs of approximately $1.7 million in connection with the patent litigation with Boston Scientific, higher personnel costs of approximately $4.4 million primarily related to additional headcount and increased stock-based compensation expense, partially offset by a decrease of $3.0 million due to a charge for in-process research and development in connection with the acquisition of ReVasc Technologies, Inc. in the third quarter of fiscal 2008.  Other expense, net, of $1.7 million for the nine months ended December 31, 2008 was primarily due to foreign exchange losses arising from the remeasurement of foreign currency transactions.  This represents a decrease of $2.1 million compared with $0.4 million of other income, net, for the first nine months of fiscal 2008.

The net loss for the nine months ended December 31, 2008 was $11.6 million, or $0.74 per share on 15.7 million weighted-average shares outstanding.  The net loss included $4.3 million, or $0.27 per share, of non-cash stock-based compensation expense.  This compares with a net loss of $10.1 million, or $0.66 per share on 15.4 million weighted-average shares outstanding, in the comparable prior year period.  The net loss for the nine months ended December 31, 2007 included $3.5 million, or $0.23 per share, of non-cash stock-based compensation expense.

As of December 31, 2008, Micrus had cash and cash equivalents of $14.1 million, compared with $25.5 million as of March 31, 2008.  As of December 31, 2008, Micrus had stockholders’ equity of $40.3 million, and working capital of $21.6 million.  Micrus has a revolving line of credit with Wells Fargo Bank that provides for maximum borrowings of up to $15.0 million with a maturity date of February 1, 2010. As of December 31, 2008, Micrus had outstanding borrowings of $2.5 million under the line of credit.

Use of Non-GAAP Financial Information
A reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the Company’s use of non-GAAP measures, is included at the end of this news release.

Fiscal Year 2009 Revenue Guidance
The Company is revising its expectation for fiscal year 2009 revenues to be between $76 million and $79 million from prior guidance of $78 million to $85 million, due primarily to the impact of foreign currency exchange rates and the uncertainty caused by current economic conditions.

Conference Call
Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions.  To participate in the call please dial (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S.  Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 81671694.  A webcast replay will be available for 30 days.

About Micrus Endovascular Corporation
Micrus develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases.  Micrus products are used by interventional neuroradiologists, interventional neurologists and neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke.  Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide.  The Micrus product lines enable physicians to gain access to the brain in a minimally invasive manner through the vessels of the arterial system.  Micrus’ proprietary, three-dimensional microcoils automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes.  Micrus also sells stents, access devices such as guide catheters, microcatheters and accessory products used in conjunction with its microcoils.  For more information, visit www.micruscorp.com.

Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information, including estimated fiscal 2009 revenues. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations.  Such factors include the risk of inconclusive or unfavorable clinical trial results, the Company’s ability to obtain, and the timing of, regulatory approvals and clearances for its products, product enhancements or future products, and other risks affecting the Company, including the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, currency exchange rate fluctuations, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing Micrus’ relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, and other filings with the Securities and Exchange Commission.  All forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intention or obligation to update forward-looking statements.

[Financial Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	December 31,	March 31,
	2008	2008

ASSETS
Current Assets:
Cash and cash equivalents	$14,103	$25,526
Accounts receivable, net	10,855	11,297
Inventories	12,410	11,495
Prepaid expenses and other current assets	1,676	1,570
Deferred tax assets	66	-
Total current assets	39,110	49,888

Property and equipment, net	7,366	5,285
Goodwill	6,887	8,549
Intangible assets, net	5,563	7,153
Deferred tax assets	99	9
Other assets	487	1,448

Total assets	$59,512	$72,332

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,467	$3,680
Accrued payroll and other related expenses	5,616	7,930
Deferred tax liabilities	-	43
Short-term borrowings	2,500	-
Accrued liabilities	6,939	9,431
Total current liabilities	17,522	21,084
Deferred tax liabilities	-	314
Other non-current liabilities	1,675	2,754
Total liabilities	19,197	24,152

Stockholders' Equity:
Common stock	157	156
Additional paid-in capital	125,308	119,897
Accumulated other comprehensive loss	(2,158)	(511)
Accumulated deficit	(82,992)	(71,362)
Total stockholders' equity	40,315	48,180

Total liabilities and stockholders' equity	$59,512	$72,332

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statement of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended Dec 31,		Nine Months Ended Dec 31,
	2008	2007	2008	2007

Revenues	$18,322	$18,343	$57,438	$49,495

Cost of goods sold	4,777	5,049	14,984	11,935

Gross profit	13,545	13,294	42,454	37,560

Operating expenses:
Research and development	2,403	5,553	8,253	10,135
Sales and marketing	6,942	7,432	23,021	21,087
General and administrative	5,892	6,174	21,818	18,076
Total operating expenses	15,237	19,159	53,092	49,298

Loss from operations	(1,692)	(5,865)	(10,638)	(11,738)

Interest income	49	304	239	1,015
Interest expense	(10)	-	(14)	(2)
Other income (expense), net	(1,006)	67	(1,689)	427
Loss before income taxes	(2,659)	(5,494)	(12,102)	(10,298)
Provision for (benefit from) income taxes	(367)	210	(472)	(189)
Net loss	$(2,292)	$(5,704)	$(11,630)	$(10,109)

Net loss per share:
Basic and diluted	$(0.15)	$(0.37)	$(0.74)	$(0.66)

Weighted-average number of shares used in per share calculations:
Basic and diluted	15,734	15,516	15,675	15,399

MICRUS ENDOVASCULAR CORPORATION
Non-GAAP Constant Currency Revenues Reconciliations
Three Months Ended December 31, 2008
(unaudited)
(in thousands)

	Three Months Ended December 31.		Change
			As Reported	Constant
	2008	2007	Currency Basis	Currency Basis
	(Dollars in thousands)		(GAAP)	(Non-GAAP)
Revenues:
Americas	$10,788	$9,077	19%	19%
Europe (excluding the United Kingdom)	3,949	3,741	6%	6%
United Kingdom	1,715	2,333	(26%)	(5%)
Asia Pacific	1,870	3,192	(41%)	(41%)
Total revenues, as reported	$18,322	$18,343	(0%)	3%

Total revenues excluding Japan, adjusted (Non-GAAP)	$16,845	$15,354	10%	13%

	Three Months Ended December 31.			Change - Constant Currency Basis
	2008	2008	2007
	As Reported	Constant	As Reported
	Currency Basis	Currency Basis	Currency Basis	$	%
	(GAAP)	(Non-GAAP)	(GAAP)
		(Dollars in thousands)
Revenues:
Europe (excluding the United Kingdom)	$3,949	$3,975	$3,741	$234	6%
United Kingdom	1,715	2,226	2,333	(107)	(5%)
Total European revenues	$5,664	$6,201	$6,074	$127	2%

To calculate operating segment revenue growth rates that exclude the impact of foreign exchange rates the Company converts actual current period revenues from local currency to U.S. dollars using constant foreign exchange rates.  The GAAP measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.  A reconciliation of this non-GAAP financial measure to the corresponding GAAP measure is included in the tables above.  The impact of foreign exchange rates is highly variable and difficult to predict.  The Company provides constant dollar revenue changes for Europe (excluding the United Kingdom) and the United Kingdom revenues because management uses the measures to understand the underlying change in revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.
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